UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 24, 2025

TECOGEN INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-36103	04-3536131
(Commission File Number)	(IRS Employer Identification No.)

76 Treble Cove Road, Building 1
North Billerica, Massachusetts 01862
(Address of Principal Executive Offices and Zip Code)

(781) 466-6400
(Registrant's telephone number, including area code)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.001 par value per share	TGEN	NYSE American, LLC
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Chief Financial Officer

On July 24, 2025, the Board of Directors of Tecogen Inc., a Delaware corporation (“Company”), determined to separate the role of Chief Executive Officer of the Company from the roles of Chief Financial Officer (“CFO”) and Treasurer, all of which executive positions have previously been held by Dr. Abinand Rangesh. In connection with such determination, Dr. Rangesh resigned as CFO and Treasurer. Following Dr. Rangesh’s resignation, the board appointed Mr. Roger P. Deschenes to serve as the Company’s Chief Financial Officer (as well as Principal Financial Officer) and Treasurer to replace Dr. Rangesh. Mr. Deschenes will continue to serve in his current position as Chief Accounting Officer (“CAO”) (as well as Principal Accounting Officer). Also, Dr. Abinand Rangesh will continue to serve as Chief Executive Officer and as a director of the Company. The appointment of Mr. Deschenes as CFO will facilitate the separation of key financial functions within the Company and is part of the Company’s efforts to enhance its internal controls over financial reporting.

Mr. Deschenes has served as the Chief Accounting Officer of the Company since September 2020. Prior to joining the Company, Mr. Deschenes served as Division CFO of L3 Security & Detection Systems, Inc., a subsidiary of L3 Harris Technologies, Inc., CFO of Implant Sciences Corporation, and CAO of Saucony, Inc.

Certain Changes in Executive Compensation

The compensation committee of the Company increased Mr. Deschenes’ annual base salary to $180,000 in connection with his appointments as CFO and Treasurer and granted equity awards to Mr. Deschenes consisting of: (i) a Restricted Stock Award of 17,964 shares of the Company’s common stock, vesting at the rate of 25% per year, and (ii) incentive stock options to purchase up to 12,063 shares of the Company’s common stock, vesting at the rate of 25% per year. The stock options have an exercise price equal to the closing sales price for the Company’s shares of common stock as reported on NYSE American LLC at the close of trading on July 24, 2025. The aggregate dollar value of the equity awards to Mr. Deschenes on the grant date is approximately $200,000.

In addition, on July 24, 2025, the compensation committee of the Company took the following actions:

1. The compensation committee made the following equity awards or grants to Dr. Rangesh: (i) a Restricted Stock Award of 53,892 shares of the Company’s common stock, vesting at the rate of 25% per year, (ii) incentive stock options to purchase up to 24,075 shares of the Company’s common stock, vesting at the rate of 25% per year, and (iii) non-qualified stock options to purchase 12,048 shares of the Company’s common stock, vesting at the rate of 25% per year.

2. The compensation committee increased the annual base salary of Mr. John K. Whiting, IV, the General Counsel and Secretary of the Company, to $180,000, and made the following equity awards or grants to Mr. Whiting: (i) a Restricted Stock Award of 11,976 shares of the Company’s common stock, vesting at the rate of 25% per year, and (ii) incentive stock options to purchase up to 24,075 shares of the Company’s common stock, vesting at the rate of 25% per year.

3. The compensation committee made the following equity awards or grants to Mr. Stephen Lafaille, the Company’s Vice President of Business of Development: (i) a Restricted Stock Award of 11,976 shares of the Company’s common stock, vesting at the rate of 25% per year, and (ii) incentive stock options to purchase up to 24,075 shares of the Company’s common stock, vesting at the rate of 25% per year.

Each stock option granted on July 24, 2025, has an exercise price per share equal to the closing sales price for the Company’s shares of common stock as reported on the NYSE American, LLC, at the close of trading on July 24, 2025. The aggregate dollar value of the equity awards to Dr. Rangesh on the grant date is approximately $600,000, and the aggregate dollar value of the equity grants to each of Messrs. Whiting and Lafaille is approximately $200,000.

Section 8 - Other Events
Item 8.01 Other Events

Appointment of Mr. Deschenes as CFO

On July 28, 2025, the Company issued a press release announcing the appointment of Mr. Deschenes as the Chief Financial Officer of the Company. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K. The information in Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act, unless expressly set forth by reference in such filing.

Non-Executive Equity Awards

On July 24, 2025, the Board of Directors delegated to Dr. Rangesh the authority to issue stock options to non-executive employees of the Company in an amount with an aggregate value not to exceed $200,000, vesting at the rate of 25% per year and with an exercise price equal to the closing sales price per share of the Company’s shares on the dates of each such grants as reported on the NYSE American LLC.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release, dated July 28, 2025 *
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TECOGEN INC.

By: /s/ Abinand Rangesh
July 28, 2025	Abinand Rangesh, Chief Executive Officer